Exhibit 2.2

STOCK PURCHASE AGREEMENT

BETWEEN

BANDAG, INCORPORATED

AND

MARK A. CLARK

JEFFREY L. CLARK

JAMES W. DUDLEY

FOR 25 SHARES OF
COMMON STOCK OF
BRAVO, INC.

Dated as of February 13, 2004

STOCK PURCHASE AGREEMENT

TABLE OF CONTENTS

1.		PURCHASE AND SALE OF SHARES	1
2.		PURCHASE PRICE - PAYMENT	1
	2.1	Purchase Price	1
	2.2	Payment of Cash Purchase Price	2
3.		JOINT AND SEVERAL REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER	2
	3.1	Corporate	2
	3.2	Shareholders	3
	3.3	No Violation	4
	3.4	Financial Statements	4
	3.5	Tax Matters	5
	3.6	Accounts Receivable	8
	3.7	Inventory	8
	3.8	Absence of Certain Changes	8
	3.9	Absence of Undisclosed Liabilities	10
	3.10	No Litigation	10
	3.11	Compliance With Laws and Orders	10
	3.12	Title to and Condition of Properties	12
	3.13	Insurance	14
	3.14	Contracts and Commitments	14
	3.15	Labor Matters	16
	3.16	Employee Benefit Plans	16
	3.17	Employment Compensation	20
	3.18	Trade Rights	20
	3.19	Major Customers and Suppliers	21
	3.20	Product Warranty and Product Liability	21
	3.21	Bank Accounts	22
	3.22	Affiliates' Relationships to Company	22
	3.23	Assets Necessary to Business	22
	3.24	No Brokers or Finders	22
	3.25	Internal Controls	23
	3.26	Disclosure	23
4.		REPRESENTATIONS AND WARRANTIES OF BUYER	23
	4.1	Corporate	23
	4.2	Authority	23
	4.3	No Brokers or Finders	24
	4.4	Disclosure	24
	4.5	Investment Intent	24
5.		COVENANTS	24
	5.1	Confidentiality	24
	5.2	General Releases	25
	5.3	Tax Matters	25
	5.4	Employment and Noncompetition Agreements	26
	5.5	Shareholders' Agreement	27
6.		INDEMNIFICATION	27
	6.1	By Shareholders	27
	6.2	By Buyer	27
	6.3	Indemnification of Third-Party Claims	27
	6.4	Payment	28
7.		CLOSING	30
	7.1	Documents to be Delivered by Shareholders	30
	7.2	Documents to be Delivered by Buyer	31
8.		RESOLUTION OF DISPUTES	32
	8.1	Arbitration	32
	8.2	Arbitrators	32
	8.3	Procedures; No Appeal	32
	8.4	Authority	32
	8.5	Entry of Judgment	32
	8.6	Confidentiality	33
	8.7	Continued Performance	33
	8.8	Tolling	33
9.		MISCELLANEOUS	33
	9.1	Disclosure Schedule	33
	9.2	Further Assurance	33
	9.3	Disclosures and Announcements	33
	9.4	Assignment; Parties in Interest	34
	9.5	Law Governing Agreement	34
	9.6	Amendment and Modification	34
	9.7	Notice	34
	9.8	Expenses	36
	9.9	Entire Agreement	37
	9.10	Counterparts	37
	9.11	Headings	37
	9.12	Glossary of Terms	37

EXHIBITS

        Exhibit A - Employment and Noncompetition Agreements

        Exhibit B - Shareholders' Agreement

        Exhibit C - Legal Opinion of Stark Doninger & Smith

        Exhibit D - Amended and Restated By-laws of Company as of the Closing Date

        Exhibit E - Legal Opinion of Foley & Lardner

ii

Disclosure Schedule

Schedule 3.1.(c)     -     Foreign Corporation Qualification
Schedule 3.1.(e)     -     Directors and Officers
Schedule 3.1.(f)     -     Shareholder List
Schedule 3.3          -      Violation, Conflict, Default
Schedule 3.4          -      Financial Statements
Schedule 3.5.(a)     -     Provision for Taxes
Schedule 3.5.(b)     -     Tax Returns (Exceptions to Representations)
Schedule 3.5.(d)     -     Tax Audits
Schedule 3.5.(g)     -     Pass-through Entities
Schedule 3.5.(h)     -     Tax Attributes
Schedule 3.6          -      Accounts Receivable (Aged Schedule)
Schedule 3.7          -      Inventory Off Premises
Schedule 3.8          -      Certain Changes
Schedule 3.9          -      Otherwise Undisclosed Liabilities
Schedule 3.10          -      Litigation Matters
Schedule 3.11.(a)     -     Non-Compliance with Laws Schedule 3.11.(b)     -     Licenses and Permits
Schedule 3.11.(c)     -     Environmental Matters (Exceptions to Representations)
Schedule3.12.(a)     -     Liens Schedule 3.12.(c) - Real Property
Schedule 3.13          -      Insurance
Schedule 3.14.(b)     -     Personal Property Leases
Schedule 3.14.(e)     -     Contracts with Affiliates and Certain Others
Schedule 3.14.(h)     -     Loan Agreements, etc.
Schedule 3.14.(i)     -     Guarantees
Schedule 3.14.(l)     -     Material Contracts
Schedule 3.15          -      Labor Matters
Schedule 3.16.(a)     -     Employee Plans/Agreements
Schedule 3.17          -      Employment Compensation
Schedule 3.18          -      Trade Rights
Schedule 3.19.(a)     -     Major Customers
Schedule 3.19.(b)     -     Major Suppliers
Schedule 3.19.(c)     -     Dealers and Distributors
Schedule 3.20          -      Product Warranty, Warranty Expense and Liability Claims
Schedule 3.21          -      Bank Accounts
Schedule 3.22.(a)     -     Contracts with Affiliates
Schedule 3.22.(b)     -     Adverse Interest of Affiliates
Schedule 3.22.(c)     -     Obligations of and to Affiliates

iii

STOCK PURCHASE AGREEMENT

        STOCK PURCHASE AGREEMENT (this “Agreement”) dated February 13, 2004, by and between Bandag, Incorporated, an Iowa corporation (“Buyer”), and Mark A. Clark, Jeffrey L. Clark and James W. Dudley (each a “Shareholder” and collectively the “Shareholders”).

RECITALS

    A.        Speedco, Inc. (the “Company”) is engaged in the business of offering professional quick oil/lube and fluid management services to the long-haul, on highway, Class 6, 7 and 8 truck operator (the “Business”). Shareholders in the aggregate own fifty (50) shares of common stock of Company, constituting twenty-five percent (25%) of the issued and outstanding shares of common stock of Company.

    B.        Company’s facilities consist of twenty-five (25) Company-owned locations and one leased location (the “Facilities”).

    C.        Buyer desires to purchase one-half (1/2) of the shares of common stock of Company owned by each Shareholder, comprising a total of twenty-five (25) shares of such common stock (the “Shares”) and Shareholders desire to sell the Shares to Buyer, upon the terms and conditions herein set forth.

        NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.

1.   PURCHASE AND SALE OF SHARES

        Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined) Shareholders shall sell to Buyer and Buyer shall purchase from Shareholder all the Shares.

2.   PURCHASE PRICE — PAYMENT

        2.1   Purchase Price.

The purchase price payable for the Shares shall be as follows:

2.1.(a) Cash Purchase Price. The cash portion of the purchase price (“Cash Purchase Price”) shall be paid in accordance with Section 2.2 as follows:

Jeffrey L. Clark	-	$2,092,000.00
James W. Dudley	-	$1,046,000.00
Mark A. Clark	-	$1,592,000.00

2.1.(b) Earnout. As additional consideration for the sale of his portion of the Shares, Mark A. Clark shall be entitled to receive from Buyer, and Buyer shall be obligated to pay to Mark A. Clark, or to his estate if then deceased at the time of any such payments, the following cash payments if the following described benchmarks are attained by Company during the periods described:

(i) $500,000 if at least eight new facilities are built by Company by no later than December 31, 2006. Any such payment shall be made within thirty (30) days from the earlier of December 31, 2006, or the attainment of the above benchmark.

(ii) $500,000 if the EBIT (earnings before interest and taxes and before additional depreciation, if any, and amortization, if any, resulting from a revaluation of the Company’s assets for accounting purposes) of Company exceeds $9,000,000 for any one of the fiscal years ending December 31, 2004, through and including 2009, any such payment to be made within thirty (30) days from the date the Company’s annual financial statements are finalized for any fiscal year in which EBIT exceeds $9,000,000, but no later than one hundred (100) days from the end of any such year.

(iii) $500,000 if the EBIT of Company exceeds $20,000,000 for any one of the fiscal years ending December 31, 2004, through and including 2012, any such payment to be made within thirty (30) days from the date the Company’s annual financial statements are finalized for any fiscal year in which EBIT exceeds $20,000,000, but no later than one hundred (100) days from the end of any such year.

         2.2    Payment of Cash Purchase Price.

        The portion of the Cash Purchase Price payable to each Shareholder shall be paid by Buyer in the form of certified or bank cashier’s check payable to the order of each Shareholder or, at a Shareholder’s option, by wire transfer of immediately available funds to an account designated by such Shareholder not less than 48 hours prior to the time for payment specified herein.

3.    JOINT AND SEVERAL REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

        Shareholders, jointly and severally, make the following representations and warranties to Buyer, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by Buyer, or any knowledge of Buyer other than as specifically disclosed in the Disclosure Schedule delivered to Buyer at the time of the execution of this Agreement, and shall survive the Closing of the transactions provided for herein.

         3.1    Corporate.

3.1.(a) Organization. Company is a corporation duly organized and validly existing under the laws of the State of Indiana.

3.1.(b) Corporate Power. Company has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as and where such is now being conducted.

3.1.(c) Qualification. Company is duly licensed or qualified to do business as a foreign corporation in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary. The states in which Company is licensed or qualified to do business are listed in Schedule 3.1.(c).

         3.1.(d)   Subsidiaries.

Company does not own any interest in any corporation, partnership or other entity.

3.1.(e) Corporate Documents, etc. The copies of the Articles of Incorporation and By-Laws of the Company, including any amendments thereto, which have been delivered by Shareholder to Buyer are true, correct and complete copies of such instruments as presently in effect. The corporate minute book and stock records of the Company which have been furnished to Buyer for inspection are true, correct and complete and accurately reflect all material corporate action taken by the Company. The directors and officers of the Company are listed in Schedule 3.1.(e).

3.1.(f) Capitalization of the Company. The authorized capital stock of the Company consists entirely of one thousand (1,000) shares of common stock, no par value. No shares of such capital stock are issued and outstanding except for two hundred (200) shares of common stock of the Company which are owned of record and beneficially by Shareholders and the other shareholder of the Company in the respective numbers set forth in Schedule 3.1.(f); twenty-five (25) shares of common stock are held in the treasury of the Company. All such shares of capital stock of the Company are validly issued, fully paid and nonassessable. Except as set forth in Schedule 3.1.(f), there are no (a) securities convertible into or exchangeable for any of the Company’s capital stock or other securities, (b) options, warrants or other rights to purchase or subscribe to capital stock or other securities of the Company or securities which are convertible into or exchangeable for capital stock or other securities of the Company, or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of the Company, any such convertible or exchangeable securities or any such options, warrants or other rights.

         3.2    Shareholders.

3.2.(a) Power. Each Shareholder has full power, legal right and authority to enter into, execute and deliver this Agreement and the other agreements, instruments and documents contemplated hereby (such other documents sometimes referred to herein as “Ancillary Instruments”), and to carry out the transactions contemplated hereby.

3.2.(b) Validity. This Agreement has been duly and validly executed and delivered by each Shareholder and is, and when executed and delivered each Ancillary Instrument will be, the legal, valid and binding obligation of such Shareholder, enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.

3.2.(c) Title. Each Shareholder has, and at Closing Buyer will receive, good and marketable title to the Shares to be sold by such Shareholder hereunder, free and clear of all Liens (as defined in Section 3.12) including, without limitation, voting trusts or agreements, proxies, marital or community property interests.

         3.3    No Violation.

        Except as set forth on Schedule 3.3, neither the execution and delivery of this Agreement or the Ancillary Instruments nor the consummation by Shareholders of the transactions contemplated hereby and thereby (a) will, to the knowledge of any of the Shareholders, violate any statute, law, ordinance, rule or regulation which is applicable to the Company (collectively, “Laws”) or any order, writ, injunction, judgment, plan or decree which is issued to or against the Company (collectively, “Orders”) of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other (collectively, “Government Entities”), (b) will, to the knowledge of any of the Shareholders, require any authorization, consent, approval, exemption or other action by or notice to any Government Entity (including, without limitation, under any “plant-closing” or similar law), or (c) subject to obtaining the consents referred to in Schedule 3.3, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the assets of Company (or the Shares) under, any term or provision of the Articles of Incorporation or By-Laws of Company or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Company or any Shareholder is a party or by which Company or any Shareholder or any of its or their assets or properties may be bound or affected.

         3.4    Financial Statements.

        Included as Schedule 3.4 are true and complete copies of the financial statements of Company consisting of (i) balance sheets of Company as of December 31, 1998, 1999, 2000, 2001 and 2002, and the related statements of income and cash flows for the years then ended (including the notes contained therein or annexed thereto), which financial statements have been reported on, and are accompanied by, the signed, unqualified opinions of McKee & Gunderson PC, independent auditors for Company for such years (except that for 1999, such financial statements were prepared by Cole & Dunton), and (ii) an unaudited balance sheet of Company as of October 31, 2003 (the “Recent Balance Sheet”), and the related unaudited statements of income for the ten (10) months then ended and for the corresponding period of the prior year. All of such financial statements (including all notes and schedules contained therein or annexed thereto) are true, complete and accurate, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, for the absence of footnote disclosure) applied on a consistent basis, have been prepared in accordance with the books and records of Company, and fairly present, in accordance with generally accepted accounting principles, the assets, liabilities and financial position, the results of operations and (except for unaudited statements) cash flows of Company as of the dates and for the years and periods indicated.

         3.5    Tax Matters.

3.5.(a) Provision For Taxes. Except for matters disclosed in Schedule 3.5.(a), the payables set forth for sales, property, federal income, and state income Taxes totaling $754,484.85 (such amount does not include any reserves and/or liabilities for deferred Taxes established to reflect timing differences between book and Tax income) on the Recent Balance Sheet in the aggregate is sufficient for the payment of all unpaid Taxes of the Company for (i) all Tax years and periods beginning before and ending on or before the date of the Recent Balance Sheet and (ii) with respect to all Tax periods beginning before and ending after the date of the Recent Balance Sheet, the portion of any such Tax period prior to and including the date of the Recent Balance Sheet. For purposes of determining the amount of Taxes of the Company for the period described in (ii) of the immediately preceding sentence, such amount shall (i) in the case of any Taxes based upon or related to income or receipts, be deemed equal to the amount that would be payable if the relevant Tax period ended on the date of the Recent Balance Sheet, using the “closing of the books” method of accounting, and (ii) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Taxes for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on and including the date of the Recent Balance Sheet, and the denominator of which is the number of days in the entire Tax period. Since the date of the Recent Balance Sheet, the Company has not incurred any Taxes other than Taxes incurred in the ordinary course of business consistent in type and amount with past practices of the Company. As used herein, “Tax” or “Taxes” means any federal, state, county, local, territorial, provincial, or foreign income, net income, gross receipts, single business, unincorporated business, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs duties, capital stock, franchise, profits, gains, withholding, FICA, social security (or similar), payroll, unemployment, disability, workers compensation, real property, personal property, ad valorem, replacement, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition.

3.5.(b) Tax Returns Filed. All Tax Returns required to be filed by or on behalf of Company have been timely filed and when filed were true, correct and complete. Except as disclosed in Schedule 3.5.(a), all Taxes owed by the Company for the period up to and including the date of the Recent Balance Sheet have been, and the Taxes shown as due on such Tax Returns were, timely paid or adequately reserved on the Recent Balance Sheet. The Company is currently not the beneficiary of any extension of time within which to file any Tax Return. As used herein, “Tax Return” means any return, declaration, report, estimate, claim for refund, or information return or statement relating to, or required to be filed in connection with, any Tax, including any schedule, form, attachment or amendment.

3.5.(c) Withholding. Company has duly withheld and paid all Taxes which it is required to withhold and pay in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party of Company.

3.5.(d) Tax Audits. No written claim, and to the knowledge of any of the Shareholders no oral claim, has ever been made by any authority in a jurisdiction in which Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction or authority. The Tax Returns of Company that are, to the knowledge of any Shareholder, under or have been audited by the Internal Revenue Service or other applicable taxing authorities, along with a complete and correct list of all powers of attorney granted by the Company with respect to any Tax matter, are set forth in Schedule 3.5.(d). The Company has not received from the Internal Revenue Service or from any other applicable Tax authorities of any notice of underpayment or assessment of Taxes or other deficiency which has not been paid nor any objection to any Tax Return filed by Company. Company has delivered to Buyer true, correct, and complete copies of all Tax Returns, examination and audit reports, IRS Forms 3115, proposed and final assessments and statements of deficiencies assessed against or agreed to by Company since January 1, 1999. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return. To the knowledge of any Shareholder, there is no dispute or claim concerning any Tax of Company either (A) claimed or raised by any authority in writing or (B) as to which any Shareholder and the directors and officers (and employees responsible for Tax matters) of Company has knowledge based upon personal contact with any agent of such authority.

3.5.(e) Consolidated Group. Company has never been a member of an affiliated group of corporations that filed a consolidated tax return.

3.5.(f) No Tax Liens. Company is not subject to any Liens for Taxes, other than Liens, as defined below, and Taxes not yet due and payable.

3.5.(g) Pass-through Entities. Schedule 3.5.(g) lists every corporation, limited liability company, partnership, and other entity, whether or not such entity is disregarded for Tax purposes, which the Company has an ownership interest in.

3.5.(h) Tax Attributes. Schedule 3.5.(h) sets forth the following information with respect to Company as of the most recent practical date: (A) the original and adjusted basis of Company in each of its assets; and (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution of Company.

3.5.(i) Tax Positions. Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Internal Revenue Code of 1986, as amended (the “Code”). Company has not received a Tax opinion with respect to any transaction relating to Company other than a transaction in the ordinary course of business. Company is not the direct or indirect beneficiary of a guarantee of tax benefits or any other arrangement that has the same economic effect with respect to any transaction or tax opinion relating to Company. Company is not party to an understanding or arrangement described in Section 6111(d) or Section 6662(d)(2)(C)(iii) of the Code. Company is not party to a lease arrangement involving a defeasance of rent, interest or principal.

3.5.(j) Consents and Rulings. Company has not (i) filed any consent or agreement under Section 341(f) of the Code, (ii) applied for any Tax ruling, (iii) entered into a closing agreement as described in Section 7121 of the Code or otherwise (or any corresponding or similar provision of state, local, or foreign Tax law) or any other agreement with any Tax authority, (iv) filed an election under Section 338(g) or Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), (v) made any payments, or been a party to an agreement (including this Agreement) that under any circumstances could obligate it to make payments (either before or after the Closing Date) that will not be deductible because of Section 162(m) or Section 280G of the Code, (vi) been a party to any Tax allocation, Tax sharing, or tax indemnification agreement, or (vii) filed or made any election for federal income tax purposes under Sections 108, 168, 338, 341, 441, 471, 1017, 1033, 1502, or 4977 of the Code.

3.5.(k) Accounting Methods. Except as set forth in Schedule 3.5(k), Company has not agreed, nor is it required to make, any adjustment under Section 263A, Section 481, or Section 482 of the Code (or any corresponding or similar provision of state, local or foreign law) by reason of a change in accounting method or otherwise.

3.5.(l) Tax Agreements and Arrangements. Company (i) is not currently a party to any Tax sharing, Tax allocation, or Tax indemnity agreement, and (ii) is in compliance with the terms, conditions and requirements of any Tax exemptions specifically granted to Company by any Tax authority, and the transactions contemplated by this Agreement will not have any adverse effect on such compliance. To Shareholder’s Knowledge, no property of Company (i) is subject to a tax benefit transfer lease subject to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, or (iii) secures any debt the interest on which is exempt from Tax under Section 103 of the Code.

3.5.(m) Code Section 355 Transactions. Company has not been the “distributing corporation” or a “controlled corporation” (within the meaning of Section 355 of the Code) with respect to a transaction described in Section 355 of the Code.

3.5.(n) Foreign Tax Matters. Company does not have a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country. Company has not participated in an international boycott as defined in Section 999 of the Code.

3.5.(o) Tax Agreements and Arrangements. Company is in compliance with the terms and conditions of any applicable Tax exemptions, Tax agreements or Tax orders of any government to which it may be subject or which it may have claimed, and the transactions contemplated by this Agreement will not have any adverse effect on such compliance. No property of Company (i) is subject to a tax benefit transfer lease subject to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, or (iii) secures any debt the interest on which is exempt from Tax under Section 103 of the Code.

3.5.(p) Effect of Transaction. Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) installment sale or open transaction disposition made on or prior to the Closing Date; (B) prepaid amount received on or prior to the Closing Date; or (C) use of the cash, modified cash, or modified accrual method of accounting.

         3.6   Accounts Receivable.

        All accounts receivable of Company reflected on the Recent Balance Sheet, and as incurred in the normal course of business since the date thereof, represent arm’s length sales actually made in the ordinary course of business; all material accounts receivable are collectible (net of the reserve shown on the Recent Balance Sheet for doubtful accounts) in the ordinary course of business without the necessity of commencing legal proceedings; to the knowledge of any Shareholder, are subject to no counterclaim or setoff; and, to the knowledge of any Shareholder, are not in dispute. Schedule 3.6 contains an aged schedule of accounts receivable included in the Recent Balance Sheet.

         3.7    Inventory.

        All inventory of Company reflected on the Recent Balance Sheet consists of a quality and quantity useable and saleable in the ordinary course of business, had a commercial value at least equal to the value shown on such balance sheet and is valued in accordance with generally accepted accounting principles at the lower of cost (on a FIFO basis) or market. All inventory purchased since the date of such balance sheet consists of a quality and quantity useable and saleable in the ordinary course of business. Except as set forth in Schedule 3.7, all inventory of Company is located on premises owned or leased by Company as reflected in this Agreement.

         3.8   Absence of Certain Changes.

        Except as and to the extent set forth in Schedule 3.8, since the date of the Recent Balance Sheet there has not been:

3.8.(a) No Adverse Change. Any adverse change in the financial condition, assets, liabilities, business, operations and, to the knowledge of any Shareholder, prospects, of Company;

3.8.(b) No Damage. Any loss, damage or destruction, whether covered by insurance or not, affecting Company’s business or properties;

3.8.(c) No Increase in Compensation. Any increase in the compensation, salaries or wages payable or to become payable to any employee or agent of Company (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued, other than increases to employees who are not Shareholders in the ordinary course of business, consistent with past practices.

3.8.(d) No Labor Disputes. Any labor dispute or disturbance, other than routine individual grievances which are not material to the business, financial condition or results of operations of Company.

3.8.(e) No Commitments. Any commitment or transaction by Company (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice;

3.8.(f) No Dividends. Any declaration, setting aside, or payment of any dividend or any other distribution in respect of Company’s capital stock; any redemption, purchase or other acquisition by Company of any capital stock of Company, or any security relating thereto; or any other payment to any shareholder of Company as such a shareholder;

3.8.(g) No Disposition of Property. Any sale, lease or other transfer or disposition of any properties or assets of Company, except for the sale of inventory items in the ordinary course of business;

3.8.(h) No Indebtedness. Any indebtedness for borrowed money incurred, assumed or guaranteed by Company;

3.8.(i) No Liens. Any mortgage, pledge, lien or encumbrance made on any of the properties or assets of Company, except for Taxes due but not yet payable.

3.8.(j) No Amendment of Contracts. Any entering into, amendment or termination by Company of any contract, or any waiver of material rights thereunder, other than in the ordinary course of business;

3.8.(k) Loans and Advances. Any loan or advance (other than advances to employees in the ordinary course of business for travel and entertainment in accordance with past practice) to any person including, but not limited to, any Affiliate (for purposes of this Agreement, the term “Affiliate” shall mean and include all shareholders, directors and officers of Company; the spouse of any such person; any person who would be the heir or descendant of any such person if he or she were not living; and any entity in which any of the foregoing has a direct or indirect interest, except through ownership of less than 5% of the outstanding shares of any entity whose securities are listed on a national securities exchange or traded in the national over-the-counter market);

3.8.(l) Credit. Any grant of credit to any customer or distributor on terms or in amounts more favorable than those which have been extended to such customer or distributor in the past, any other change in the terms of any credit heretofore extended, or any other change of Company’s policies or practices with respect to the granting of credit; or

3.8.(m) No Unusual Events. Any other event or, to the knowledge of any Shareholder, condition, not in the ordinary course of business of Company.

         3.9   Absence of Undisclosed Liabilities.

        Except as and to the extent specifically disclosed in the Recent Balance Sheet, or in Schedule 3.9, Company does not have any liabilities, commitments or obligations (secured or unsecured, and whether accrued, absolute, contingent (based on commitments by the Company), direct, indirect or otherwise), other than commercial liabilities and obligations incurred since the date of the Recent Balance Sheet in the ordinary course of business and consistent with past practice and none of which has or will have a material adverse effect on the business, financial condition or results of operations of Company. Except as and to the extent described in the Recent Balance Sheet or in Schedule 3.9, neither Company nor any Shareholder has any knowledge of any basis for the assertion against Company of any liability and there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to liabilities, except commercial liabilities and obligations incurred in the ordinary course of Company’s business and consistent with past practice.

         3.10   No Litigation.

        Except as set forth in Schedule 3.10 there is no action, suit, arbitration, proceeding, investigation or inquiry, whether civil, criminal or administrative (“Litigation”) pending or, to the knowledge of any Shareholder, threatened against Company, its directors (in such capacity), its business or any of its assets, nor does Company or any Shareholder know, or have grounds to know, of any basis for any Litigation. Schedule 3.10 also identifies all Litigation to which Company or any of its directors (in such capacity) have been parties since December 31, 1998. Except as set forth in Schedule 3.10, neither Company nor its business or assets is subject to any Order of any Government Entity.

         3.11   Compliance With Laws and Orders.

3.11.(a) Compliance. Except as set forth in Schedule 3.11.(a), Company (including each and all of its operations, practices, properties and assets) is in compliance with all applicable Laws and Orders, including, without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations, product advertising and the Environmental Laws as hereinafter defined. Except as set forth in Schedule 3.11.(a), Company has not received notice of any violation or alleged violation of, and is subject to no Liability for past or continuing violation of, any Laws or Orders. All reports and returns required to be filed by Company with any Government Entity have been filed, and were accurate and complete in all material respects when filed. Without limiting the generality of the foregoing:

(i) The operation of Company’s business as it is now conducted does not, nor does any condition existing at any of the Facilities, in any manner constitute a nuisance or other tortious interference with the rights of any person or persons in such a manner as to give rise to or constitute the grounds for a suit, action, claim or demand by any such person or persons seeking compensation or damages or seeking to restrain, enjoin or otherwise prohibit any aspect of the conduct of such business or the manner in which it is now conducted.

(ii) Company has made all required payments to its unemployment compensation reserve accounts with the appropriate governmental departments of the states where it is required to maintain such accounts, and each of such accounts has a positive balance.

(iii) Company has delivered to Buyer copies of all reports of Company for the past five (5) years required under the federal Occupational Safety and Health Act of 1970, as amended, and under all other applicable health and safety laws and regulations. The deficiencies, if any, noted on such reports have been corrected.

3.11.(b) Licenses and Permits. Company has all licenses, permits, approvals, authorizations and consents of all Government Entities and all certification organizations required for the conduct of the business (as presently conducted and as proposed to be conducted) and operation of the Facilities. All such licenses, permits, approvals, authorizations and consents are described in Schedule 3.11.(b), are in full force and effect and will not be affected or made subject to loss, limitation or any obligation to reapply as a result of the transactions contemplated hereby. Except as set forth in Schedule 3.11.(b), Company (including its operations, properties and assets) is and has been in compliance with all such permits and licenses, approvals, authorizations and consents.

3.11.(c) Environmental Matters. The applicable Laws relating to pollution or protection of the environment, including Laws relating to emissions, discharges, generation, storage, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes (“Waste”) into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response Compensation Liability Act (“CERCLA”), as amended, and their state and local counterparts are herein collectively referred to as the “Environmental Laws.” Without limiting the generality of the foregoing provisions of this Section 3.11, except as set forth in Schedule 3.11(c), Company is in full compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. Except as set forth in Schedule 3.11.(c), there is no Litigation nor any demand, claim, hearing or notice of violation pending or, to the knowledge of any Shareholder, threatened against Company relating in any way to the Environmental Laws or any Order issued, entered, promulgated or approved thereunder. Except as set forth in Schedule 3.11.(c), there are no past or present (or, to the knowledge of any Shareholder, future) events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws or with any Order issued, entered, promulgated or approved thereunder, or which may give rise to any liability, including, without limitation, liability under CERCLA or similar state or local Laws, or otherwise form the basis of any Litigation, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Waste.

         3.12   Title to and Condition of Properties.

3.12.(a) Marketable Title. Company has good and marketable title to all of Company’s assets, business and properties, including, without limitation, all such properties (tangible and intangible) reflected in the Recent Balance Sheet, except for inventory disposed of in the ordinary course of business since the date of such Recent Balance Sheet, free and clear of all mortgages, liens, (statutory or otherwise) security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, “Liens”) except those described in Schedule 3.12.(a) and, in the case of real property, Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings (and which have been sufficiently accrued or reserved against in the Recent Balance Sheet), municipal and zoning ordinances and easements for public utilities, none of which interfere with the use of the property as currently utilized or adversely affect the marketability of the property. None of Company’s assets, business or properties are subject to any restrictions with respect to the transferability thereof; and the Company’s title thereto will not be affected in any way by the transactions contemplated hereby.

3.12.(b) Condition. All property and assets owned or utilized by Company are in good operating condition and repair, free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations of Company), have been maintained consistent with the standards generally followed in the industry and are sufficient (assuming repairs and replacements consistent with the Company’s past practice) to carry on the business of Company for a reasonable time hereafter as conducted during the preceding 12 months. All buildings, plants and other structures owned or otherwise utilized by Company are in good condition and repair and have no structural defects or defects affecting the plumbing, electrical, sewerage, or heating, ventilating or air conditioning systems.

3.12.(c) Real Property. Schedule 3.12.(c) sets forth all real property owned, used or occupied by Company (the “Real Property”), including a description of all land, and all encumbrances, easements or rights of way of record (or, if not of record, of which Company has notice or knowledge) granted on or appurtenant to or otherwise affecting such Real Property, the zoning classification thereof, and all plants, buildings or other structures located thereon. Schedule 3.12.(c) also sets forth, with respect to each parcel of Real Property which is leased, the material terms of such lease. Where legally required, there are now in full force and effect duly issued certificates of occupancy permitting the Real Property and improvements located thereon to be legally used and occupied as the same are now constituted. All of the Real Property has permanent rights of access to dedicated public highways. No fact or condition exists which would prohibit or adversely affect the ordinary rights of access to and from the Real Property from and to the existing highways and roads and there is no pending or threatened restriction or denial, governmental or otherwise, upon such ingress and egress. There is not (i) to the knowledge of any Shareholder, any claim of adverse possession or prescriptive rights involving any of the Real Property, (ii) any structure located on any Real Property which encroaches on or over the boundaries of neighboring or adjacent properties or (iii) any structure of any other party which encroaches on or over the boundaries of any of such Real Property. Except as described in Schedule 3.12(c), none of the Real Property is located in a flood plain, flood hazard area, wetland or lakeshore erosion area within the meaning of any Law, regulation or ordinance. No public improvements have been commenced and to Company’s and Shareholder’s knowledge none are planned which in either case may result in special assessments against or otherwise materially adversely affect any Real Property. Except as described in Schedule 3.12.(c), no portion of any of the Real Property has been used as a landfill or for storage or landfill of hazardous or toxic materials; provided, however, that the parties acknowledge that new and used motor oils and related products are stored on the Real Property in the ordinary course of Company’s business. Neither Company nor any Shareholder has notice or knowledge of any (i) planned or proposed increase in assessed valuations of any Real Property, (ii) Order requiring repair, alteration, or correction of any existing condition affecting any Real Property or the systems or improvements thereat, (iii) condition or defect which could give rise to an order of the sort referred to in “(ii)” above, (iv) underground storage tanks, or any structural, mechanical, or other defects of material significance affecting any Real Property or the systems or improvements thereat (including, but not limited to, inadequacy for normal use of mechanical systems or disposal or water systems at or serving the Real Property), or (v) work that has been done or labor or materials that has or have been furnished to any Real Property during the period of six (6) months immediately preceding the date of this Agreement for which liens could be filed against any of the Real Property.

3.12.(d) No Condemnation or Expropriation. Neither the whole nor any portion of the property or any other assets of Company is subject to any Order to be sold or, to the knowledge of any Shareholder, is being condemned, expropriated or otherwise taken by any Government Entity with or without payment of compensation therefor, nor to the knowledge of any Shareholder has any such condemnation, expropriation or taking been proposed.

         3.13   Insurance.

        Set forth in Schedule 3.13 is a complete and accurate list and description of all policies of fire, liability, product liability, workers compensation, health and other forms of insurance presently in effect with respect to the business and properties of Company, true and correct copies of which have heretofore been delivered to Buyer. Schedule 3.13 includes, without limitation, the carrier, the description of coverage, the limits of coverage, retention or deductible amounts, amount of annual premiums, date of expiration and the date through which premiums have been paid with respect to each such policy, and any pending claims. All such policies are valid, outstanding and enforceable policies and provide insurance coverage for the properties, assets and operations of Company, of the kinds, in the amounts and against the risks customarily maintained by organizations similarly situated; and no such policy (nor any previous policy) provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events arising prior to the date hereof. Schedule 3.13 indicates each policy as to which (a) the coverage limit has been reached or (b) the total incurred losses to date equal 75% or more of the coverage limit. No notice of cancellation or termination has been received with respect to any such policy, and neither Company nor any Shareholder has knowledge of any act or omission of Company which could result in cancellation of any such policy prior to its scheduled expiration date. Company has not been refused any insurance with respect to any aspect of the operations of the business nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three years. Company has duly and timely made all claims it has been entitled to make and of which it was aware under each policy of insurance. Since December 31, 1998, all products liability and general liability policies maintained by or for the benefit of Company have been “occurrence” policies and not “claims made” policies. There is no claim by Company pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and neither Company nor any Shareholder knows of any basis for denial of any claim under any such policy. Company has not received any written notice from or on behalf of any insurance carrier issuing any such policy that insurance rates therefor will hereafter be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risks) or that there will hereafter be a cancellation or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or nonrenewal of any such policy. To the knowledge of any Shareholder, such policies are sufficient in all material respects for compliance by Company with all requirements of law and with the requirements of all material contracts to which Company is a party.

         3.14   Contracts and Commitments.

3.14.(a) Real Property Leases. Except as set forth in Schedule 3.12.(c), Company has no leases of real property.

3.14.(b) Personal Property Leases. Except as set forth in Schedule 3.14.(b), Company has no leases of personal property involving consideration or other expenditure in excess of $10,000 or involving performance over a period of more than twelve (12) months.

3.14.(c) Purchase Commitments. Company has no purchase commitments for inventory items or supplies that, together with amounts on hand, constitute in excess of three (3) months normal usage, or which are at an excessive price.

3.14.(d) Sales Commitments. Company has no sales contracts or commitments to customers or distributors which aggregate in excess of $25,000 to any one customer or distributor (or group of affiliated customers or distributors). Company has no sales contracts or commitments except those made in the ordinary course of business, at arm’s length, and no such contracts or commitments are for a sales price which would result in a loss to the Company.

3.14.(e) Contracts With Affiliates and Certain Others. Except as set forth in Schedule 3.14.(e), Company has no agreement, understanding, contract or commitment (written or oral) with any Affiliate or any employee, agent, consultant, distributor, dealer or franchisee that is not cancelable by Company on notice of not longer than 30 days without liability, penalty or premium of any nature or kind whatsoever.

3.14.(f) Powers of Attorney. The Company has not given a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever.

3.14.(g) Collective Bargaining Agreements. Company is not a party to any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups.

3.14.(h) Loan Agreements. Except as set forth in Schedule 3.14.(h), Company is not obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise.

3.14.(i) Guarantees. Except as disclosed on Schedule 3.14.(i), Company has not guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person.

3.14.(j) Contracts Subject to Renegotiation. Company is not a party to any contract with any governmental body which is subject to renegotiation.

3.14.(k) Burdensome or Restrictive Agreements. Company is not a party to nor is it bound by any agreement, deed, lease or other instrument which any of the Shareholders reasonably believes to be so burdensome as to materially affect or impair the operation of Company. Without limiting the generality of the foregoing, Company is not a party to nor is it bound by any agreement requiring Company to assign any interest in any trade secret or proprietary information, or prohibiting or restricting Company from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on its business anywhere in the world.

3.14.(l) Other Material Contracts. Company has no lease, contract or commitment of any nature involving consideration or other expenditure in excess of $25,000, or involving performance over a period of more than twelve (12) months, or which is otherwise individually material to the operations of Company, except as described in Schedule 3.14.(l) or in any other Schedule.

3.14.(m) No Default. Company is not in default under any lease, contract or commitment, nor, to the knowledge of any Shareholder, has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of Company’s obligations or result in the creation of any Lien on any of the assets owned, used or occupied by Company. To the knowledge of any Shareholder, no third party is in default under any lease, contract or commitment to which Company is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

         3.15   Labor Matters.

        Except as set forth in Schedule 3.15, within the last five years Company has not experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with its business. Except to the extent set forth in Schedule 3.15, (a) Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (b) there is no unfair labor practice charge or complaint against Company pending or, to the knowledge of any Shareholder, threatened; (c) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or, to the knowledge of any Shareholder, threatened against or affecting Company nor any secondary boycott with respect to products of Company; (d) no question concerning representation has been raised or, to the knowledge of any Shareholder, is threatened respecting the employees of Company; (e) no grievance which might have a material adverse effect on Company, nor any arbitration proceeding arising out of or under collective bargaining agreements, is pending and, to the knowledge of any Shareholder, no such claim therefor exists; and (f) there are no administrative charges or court complaints against Company concerning alleged employment discrimination or other employment related matters pending or, to the knowledge of any Shareholder, threatened before the U.S. Equal Employment Opportunity Commission or any Government Entity.

         3.16   Employee Benefit Plans.

3.16.(a) Disclosure. Schedule 3.16(a) sets forth all pension, thrift, savings, profit sharing, retirement, incentive bonus or other bonus, medical, dental, life, accident insurance, benefit, employee welfare, disability, group insurance, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization and other similar fringe or employee benefit plans, programs and arrangements, and any employment or consulting contracts, “golden parachutes,” collective bargaining agreements, severance agreements or plans, vacation and sick leave plans, programs, arrangements and policies, including, without limitation, all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all employee manuals, and all written or, to the knowledge of any Shareholder, binding oral statements of policies, practices or understandings relating to employment, which are provided to, for the benefit of, or relate to, any persons (“Company Employees”) employed by Company. The items described in the foregoing sentence are hereinafter sometimes referred to collectively as “Employee Plans/Agreements,” and each individually as an “Employee Plan/Agreement.” True and correct copies of all the Employee Plans/Agreements, including all amendments thereto, have heretofore been provided to Buyer. Each of the Employee Plans/Agreements is identified on Schedule 3.16.(a), to the extent applicable, as one or more of the following: an “employee pension benefit plan” (as defined in Section 3(2) of ERISA), a “defined benefit plan” (as defined in Section 414 of the Code), an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and/or as a plan intended to be qualified under Section 401 of the Code. No Employee Plan/Agreement is a “multiemployer plan” (as defined in Section 4001 of ERISA), and Company has never contributed nor been obligated to contribute to any such multiemployer plan.

3.16.(b) Terminations, Proceedings, Penalties, etc. With respect to each employee benefit plan (including, without limitation, the Employee Plans/Agreements) that is subject to the provisions of Title IV of ERISA and with respect to which the Company or any of its assets may, directly or indirectly, be subject to any Liability, contingent or otherwise, or the imposition of any Lien (whether by reason of the complete or partial termination of any such plan, the funded status of any such plan, any “complete withdrawal” (as defined in Section 4203 of ERISA) or “partial withdrawal” (as defined in Section 4205 of ERISA) by any person from any such plan, or otherwise):

(i) no such plan has been terminated so as to subject, directly or indirectly, any assets of Company to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA;

(ii) no proceeding has been initiated or, to the knowledge of any Shareholder, threatened by any person (including the Pension Benefit Guaranty Corporation (“PBGC”)) to terminate any such plan;

(iii) no condition or event currently exists or, to the knowledge of any Shareholder, currently is expected to occur that could subject, directly or indirectly, any assets of Company to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA, whether to the PBGC or to any other person or otherwise on account of the termination of any such plan;

(iv) if any such plan were to be terminated as of the Closing Date, no assets of Company would be subject, directly or indirectly, to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA;

(v) no “reportable event” (as defined in Section 4043 of ERISA) has occurred with respect to any such plan;

(vi) no such plan which is subject to Section 302 of ERISA or Section 412 of the Code has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code, respectively), whether or not waived; and

(vii) no such plan is a multiemployer plan or a plan described in Section 4064 of ERISA.

3.16.(c) Prohibited Transactions, etc. There have been no “prohibited transactions” within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code for which a statutory or administrative exemption does not exist with respect to any Employee Plan/Agreement, and no event or omission has occurred in connection with which the Company or any of its assets or any Employee Plan/Agreement, directly or indirectly, could be subject to any liability under ERISA, the Code or any other Law or Order applicable to any Employee Plan/Agreement, or under any agreement, instrument, Law or Order pursuant to or under which Company has agreed to indemnify or is required to indemnify any person against liability incurred under any such Law or Order.

3.16.(d) Full Funding. The funds available under each Employee Plan/Agreement which is intended to be a funded plan exceed the amounts required to be paid, or which would be required to be paid if such Employee Plan/Agreement were terminated, on account of rights vested or accrued as of the Closing Date (using the actuarial methods and assumptions then used by Company’s actuaries in connection with the funding of such Employee Plan/Agreement).

3.16.(e) Controlled Group; Affiliated Service Group; Leased Employees. Company is not and never has been a member of a controlled group of corporations as defined in Section 414(b) of the Code or in common control with any unincorporated trade or business as determined under Section 414(c) of the Code. Company is not and never has been a member of an “affiliated service group” within the meaning of Section 414(m) of the Code. There are not and never have been any leased employees within the meaning of Section 414(n) of the Code who perform services for Company, and no individuals are expected to become leased employees with the passage of time.

3.16.(f) Payments and Compliance. With respect to each Employee Plan/Agreement, (i) all payments due from Company to date have been made and all amounts properly accrued to date as liabilities of Company which have not been paid have been properly recorded on the books of Company and are reflected in the Recent Balance Sheet; (ii) Company has complied with, and each such Employee Plan/Agreement conforms in all material respects in form and operation to, all applicable laws and regulations, including but not limited to ERISA and the Code, in all respects and all reports and information relating to such Employee Plan/Agreement required to be filed with any governmental entity have been timely filed; (iii) all reports and information relating to each such Employee Plan/Agreement required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided; (iv) each such Employee Plan/Agreement which is intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption; (v) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of any Shareholder, threatened with respect to such Employee Plan/Agreement or against the assets of such Employee Plan/Agreement; and (vi) no Employee Plan/Agreement is a plan which is established and maintained outside the United States primarily for the benefit of individuals substantially all of whom are nonresident aliens. The Company’s 401(k) Plan has at all times been in compliance with Internal Revenue Code Sections 410(b) and 401(a)(4).

3.16.(g) Post-Retirement Benefits. No Employee Plan/Agreement provides benefits, including, without limitation, death or medical benefits (whether or not insured) with respect to current or former Company employees beyond their retirement or other termination of service other than (i) coverage mandated by applicable law, (ii) death or retirement benefits under any Employee Plan/Agreement that is an employee pension benefit plan, (iii) deferred compensation benefits accrued as liabilities on the books of Company (including the Recent Balance Sheet), (iv) disability benefits under any Employee Plan/ Agreement that is an employee welfare benefit plan and which have been fully provided for by insurance or otherwise or (v) benefits in the nature of severance pay.

3.16.(h) No Triggering of Obligations. The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of Company to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

3.16.(i) Delivery of Documents. There has been delivered to Buyer, with respect to each Employee Plan/Agreement:

(i) a copy of the annual report, if required under ERISA, with respect to each such Employee Plan/Agreement for the last two years;

(ii) a copy of the summary plan description, together with each summary of material modifications, required under ERISA with respect to such Employee Plan/Agreement, all material employee communications relating to such Employee Plan/Agreement, and, unless the Employee Plan/Agreement is embodied entirely in an insurance policy to which Company is a party, a true and complete copy of such Employee Plan/Agreement;

(iii) if the Employee Plan/Agreement is funded through a trust or any third party funding vehicle (other than an insurance policy), a copy of the trust or other funding agreement and the latest financial statements thereof; and

(iv) the most recent determination letter received from the Internal Revenue Service with respect to each Employee Plan/Agreement that is intended to be a “qualified plan” under Section 401 of the Code.

With respect to each Employee Plan/Agreement for which an annual report has been filed and delivered to Buyer pursuant to clause (i) of this Section 3.16.(i), no material adverse change has occurred with respect to the matters covered by the latest such annual report since the date thereof.

3.16.(j) Future Commitments. Company has no announced plan or legally binding commitment to create any additional Employee Plans/Agreements or to amend or modify any existing Employee Plan/Agreement.

         3.17   Employment Compensation.

        Schedule 3.17 contains a true and correct list of all employees to whom Company is paying compensation, including bonuses and incentives, for services rendered or otherwise; and in the case of salaried employees such list identifies the current annual rate of compensation for each employee and in the case of hourly or commission employees identifies the hourly rate or commission, as the case may be.

         3.18   Trade Rights.

        Schedule 3.18 lists all Trade Rights (as defined below) in which Company now has any interest, specifying whether such Trade Rights are owned, controlled, used or held (under license or otherwise) by Company, and also indicating which of such Trade Rights are registered. To the knowledge of any Shareholder, all Trade Rights shown as registered in Schedule 3.18 have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. In order to conduct the business of Company, as such is currently being conducted or proposed to be conducted, Company does not require any Trade Rights that it does not already have. To the knowledge of any Shareholder, Company is not infringing and has not infringed any Trade Rights of another in the operation of the business of Company, nor, to the knowledge of any Shareholder, is any other person infringing the Trade Rights of Company. Except as set forth on Schedule 3.18, Company has not granted any license or made any assignment of any Trade Right listed on Schedule 3.18, nor does Company pay any royalties or other consideration for the right to use any Trade Rights of others. There is no Litigation pending or, to the knowledge of any Shareholder, threatened to challenge Company’s right, title and interest with respect to its continued use and right to preclude others from using any Trade Rights of Company. All Trade Rights of Company are valid, enforceable and in good standing, and, to the knowledge of any Shareholder, there are no equitable defenses to enforcement based on any act or omission of Company. The consummation of the transactions contemplated hereby will not alter or impair any Trade Rights owned or used by Company. As used herein, the term “Trade Rights” shall mean and include: (i) all trademark rights, business identifiers, trade dress, service marks, trade names and brand names, all registrations thereof and applications therefor and all goodwill associated with the foregoing; (ii) all copyrights, copyright registrations and copyright applications, and all other rights associated with the foregoing and the underlying works of authorship; (iii) all patents and patent applications, and all international proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; and (vi) all claims for infringement or breach of any of the foregoing.

         3.19   Major Customers and Suppliers.

3.19.(a) Major Customers. Schedule 3.19.(a) contains a list of the ten (10) largest customers, including distributors, of Company for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer during each such year. Neither Company nor any Shareholder has any knowledge or information of any facts indicating, nor any other reason to believe, that any of the customers listed on Schedule 3.19.(a) will not continue to be customers of the business of Company after the Closing at substantially the same level of purchases as heretofore.

3.19.(b) Major Suppliers. Schedule 3.19.(b) contains a list of the ten (10) largest suppliers to Company for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during each such year. Neither Company nor any Shareholder has any knowledge or information of any facts indicating, nor any other reason to believe, that any of the suppliers listed on Schedule 3.19.(b) will not continue to be suppliers to the business of Company after the Closing and will not continue to supply the business with substantially the same quantity and quality of goods at competitive prices.

3.19.(c) Dealers and Distributors. Schedule 3.19.(c) contains a list by product line of all sales representatives, dealers, distributors and franchisees of Company, together with representative copies of all sales representative, dealer, distributor and franchise contracts and policy statements, and a description of all substantial modifications or exceptions.

         3.20   Product Warranty and Product Liability.

        Schedule 3.20 contains a true, correct and complete copy of Company’s standard warranty or warranties for sales of Products (as defined below) and, except as stated therein, and except for any other warranties which may be implied by the law of a particular state, there are no warranties, commitments or obligations with respect to the return, repair or replacement of Products. Schedule 3.20 sets forth the estimated aggregate annual cost to Company of performing warranty obligations for customers for each of the three (3) preceding fiscal years and the current fiscal year to the date of the Recent Balance Sheet. Schedule 3.20 contains a description of all product liability claims and similar Litigation relating to products manufactured or sold, or services rendered, which are presently pending or which to Company’s or any Shareholder’s knowledge are threatened, or which have been asserted or commenced against Company within the last three (3) years, in which a party thereto either requests injunctive relief or alleges damages (whether or not covered by insurance). To the knowledge of any Shareholder, there are no defects in design, construction or manufacture of Products which would adversely affect performance or create an unusual risk of injury to persons or property. None of the Products has been the subject of any replacement, field fix, retrofit, modification or recall campaign by Company and, to Company’s or any Shareholder’s knowledge, no facts or conditions exist which could reasonably be expected to result in such a recall campaign. The Products have been designed and manufactured so as to meet and comply with all governmental standards and specifications currently in effect. To the knowledge of any Shareholder, such products do not require any governmental approvals to allow their sale and use. As used in this Section 3.20, the term “Products” means any and all products currently or at any time previously manufactured, distributed or sold by Company, or by any predecessor of Company under any brand name or mark under which products are or have been manufactured, distributed or sold by Company.

         3.21   Bank Accounts.

        Schedule 3.21 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains a safe deposit box, lock box or checking, savings, custodial or other account of any nature, the type and number of each such account and the signatories therefore, a description of any compensating balance arrangements, and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

         3.22   Affiliates’ Relationships to Company.

3.22.(a) Contracts With Affiliates. All leases, contracts, agreements or other arrangements between Company and any Affiliate are described on Schedule 3.22.(a).

3.22.(b) No Adverse Interests. Except as set forth on Schedule 3.22.(b) no Affiliate has any direct or indirect interest in (i) any entity which does business with Company or is competitive with Company’s business, or (ii) any property, asset or right which is used by Company in the conduct of its business.

3.22.(c) Obligations. All obligations of any Affiliate to Company, and all obligations of Company to any Affiliate, are listed on Schedule 3.22.(c).

         3.23    Assets Necessary to Business.

        Except as otherwise disclosed herein and in the Schedules attached hereto, Company presently has and at the Closing will have good, valid and marketable title to all property and assets, tangible and intangible, and all leases, licenses and other agreements, necessary to permit Buyer to carry on the business of Company as presently conducted.

         3.24   No Brokers or Finders.

        Neither any Shareholder nor Company nor any of its directors, officers, employees, shareholders or any of their respective agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

         3.25   Internal Controls.

        To the knowledge of any Shareholder, the Company has a system of internal control over financial reporting that is designed and operated to provide reasonable assurance about the reliability of the Company’s financial reporting and its process for preparing and fairly presenting financial statements in accordance with generally accepted accounting principles.

         3.26   Disclosure.

        No representation or warranty by the Shareholders in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Shareholders pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. All statements and information contained in any certificate, instrument, Disclosure Schedule or document delivered by or on behalf of Shareholders shall be deemed representations and warranties by Shareholders.

4.     REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer makes the following representations and warranties to Shareholders, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by Shareholders or any notice to Shareholders, and shall survive the Closing of the transactions provided for herein.

         4.1   Corporate.

4.1.(a) Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa.

4.1.(b) Corporate Power. Buyer has all requisite corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.

         4.2    Authority.

        The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Buyer. No other corporate act or proceeding on the part of Buyer or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.

         4.3   No Brokers or Finders.

        Neither Buyer nor any of its directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof, although Buyer has retained the services of William Blair & Company, L.L.C. as a financial adviser and shall be responsible for the fees and expenses of William Blair & Company, L.L.C. in connection therewith.

         4.4   Disclosure.

        No representation or warranty by Buyer in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Buyer pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

         4.5   Investment Intent.

        The Shares are being acquired by Buyer for investment only and not with the view to resale or other distribution.

5.    COVENANTS

         5.1   Confidentiality.

        Subject to the Closing, and as an inducement to Buyer to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the business of Company being acquired pursuant to this Agreement, each Shareholder hereby covenants and agrees as follows:

5.1.(a) Covenant of Confidentiality. No Shareholder shall at any time subsequent to the Closing, except as explicitly requested by Buyer, (i) use for any purpose, (ii) disclose to any person, or (iii) keep or make copies of documents, tapes, discs or programs containing, any confidential information concerning Company. For purposes hereof, “confidential information” shall mean and include, without limitation, all Trade Rights in which Company has an interest, all customer lists and customer information, and all other information concerning Company’s processes, apparatus, equipment, packaging, products, marketing and distribution methods, not previously disclosed to the public directly by Company.

5.1.(b) Equitable Relief for Violations. Each Shareholder agrees that the provisions contained in this Section 5.1 are necessary to protect the legitimate continuing interests of Buyer in acquiring the Shares, and that any violation or breach of these provisions will result in irreparable injury to Buyer for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to Buyer for such violation or breach and regardless of any other provision contained in this Agreement, Buyer shall be entitled to injunctive and other equitable relief as a court may grant after considering the intent of this Section 5.1.

5.2 General Releases.

        At the Closing, each Shareholder shall deliver general releases to Buyer, in form and substance satisfactory to Buyer and its counsel, releasing Company and the directors, officers, agents and employees of Company from all claims, causes of action, or controversies, at law or in equity, known or unknown, fixed or contingent, suspected or unsuspected, arising from or in connection with the Company’s business, employment agreements, compensation disputes, operations of the Company and all related matters, to the Closing Date except (i) as may be described in written contracts described in the Disclosure Schedule and expressly described and excepted from such release, (ii) compensation for current periods expressly described and excepted from such releases, and (iii) any claims or causes of action arising out of this Agreement.

5.3 Tax Matters.

        The following provisions shall govern the allocation of responsibility as between Buyer and Shareholders for certain tax matters following the Closing Date:

5.3.(a) Cooperation on Tax Matters.

(i) Buyer and Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, appeal, hearing, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, appeal, hearing, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(ii) Buyer and Shareholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii) Buyer and Shareholders further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder (if any).

5.3.(b) Tax Sharing Agreement. All Tax sharing agreements or similar agreements with respect to or involving Company shall be terminated as of the Closing Date and, after the Closing Date, Company shall not be bound thereby or have any liability thereunder, and such agreements shall have no further effect for any Tax year (whether the current year, a future year, or a past year).

5.3.(c) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and assessed against the individual Shareholders, shall be paid by each Shareholder when due. Each Shareholder will, at their own expense, file all necessary personal Tax Returns and other documentation with respect to the transactions contemplated by this Agreement.

5.3.(d) Amended Tax Returns and Audits. Except for amended Indiana Corporate Income Tax Returns which Buyer and Shareholders agree will be filed as set forth in Section 5.3.(f), Buyer shall not, and shall not permit the Company to (i) amend any Tax Return filed by or with respect to the Company for a taxable period ending on or before December 31, 2003, without the express written consent of Shareholders, or (ii) initiate any voluntary audit by a Tax authority for a taxable period ending on or prior to December 31, 2003, without the express written consent of Shareholders.

5.3.(e) Tax Refunds. Except for Tax refunds received by the Company due to a carry back of a net operating loss, credit, or other Tax attributable to a Tax period beginning after the date of the Recent Balance Sheet, if, after the Closing Date, Company receives a Tax refund or credit against any Tax of the Company for a Tax period (or portion thereof) ending on or before the date of the Recent Balance Sheet that the Company is not obligated to pay to or reimburse a third party, Buyer shall pay to Shareholder pro rata within fifteen calendar days after such receipt an amount equal to 12.5% of such refund received or credit, together with any interest received or credited thereon and net of any Taxes payable thereon, but only if and to the extent such amount exceeds the amount set forth on the Recent Balance Sheet as an asset or the amount that reduced any liabilities for Taxes set forth on the Recent Balance Sheet.

5.3.(f) Indiana Corporate Income Tax. Buyer shall cause the Company to prepare and file amended Indiana Corporate Income Tax Returns for the 2000, 2001 and 2002 Tax periods of the Company. Company shall pay any Taxes (including interest and any penalties or additions thereto) owed with respect to such Tax Returns. Notwithstanding anything to the contrary contained in this Agreement, Shareholder shall have no liability for any Taxes owed by the Company with respect to the Tax periods covered by such Tax Returns.

         5.4   Employment and Noncompetition Agreements.

        At the Closing, Shareholders shall cause to be delivered to Company an Employment and Noncompetition Agreement for each Shareholder, substantially in the form of Exhibit A hereto, duly executed by each such Shareholder.

         5.5   Shareholders’Agreement.

        At the Closing, Shareholders shall cause to be delivered to Buyer a Shareholders’ Agreement among the Company, each Shareholder and Buyer, substantially in the form of Exhibit B hereto, duly executed by each Shareholder and the Company.

6.    INDEMNIFICATION

         6.1   By Shareholders.

        Subject to the terms and conditions of this Article 6, each Shareholder, jointly and severally, hereby agrees to indemnify, defend and hold harmless Buyer, its directors, officers, employees and controlled and controlling persons (hereinafter “Buyer’s Affiliates”) from and against all Claims asserted against, resulting to, imposed upon, or incurred by Buyer, Buyer’s Affiliates or the Company, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of any Shareholder contained in or made pursuant to this Agreement, or (b) the breach of any covenant of any Shareholder contained in this Agreement. Regardless of the foregoing, however, breaches of representations and warranties contained in Section 3.2 hereof shall be subject only to several indemnification by the respective Shareholders who shall have made and breached such representations and warranties. As used in this Article 6, the term “Claim” shall include (i) all debts, liabilities and obligations; (ii) all losses, damages (including, without limitation, consequential damages), judgments, awards, settlements, costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and attorneys fees and expenses); and (iii) all demands, claims, suits, actions, costs of investigation, causes of action, proceedings and assessments, whether or not ultimately determined to be valid. Notwithstanding any other provision to the contrary in this Agreement, except for claims for breaches of representations or warranties contained in Section 3.2, Shareholders shall be liable hereunder only for an amount equal to twelve and one-half percent (12.5%) of the Claims hereunder.

         6.2    By Buyer.

        Subject to the terms and conditions of this Article 6, Buyer hereby agrees to indemnify, defend and hold harmless each Shareholder from and against all Claims asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement, or (b) the breach of any covenant of Buyer contained in this Agreement.

         6.3   Indemnification of Third-Party Claims.

        The obligations and liabilities of any party to indemnify any other under this Article 6 with respect to Claims relating to third parties shall be subject to the following terms and conditions:

6.3.(a) Notice and Defense. The party or parties to be indemnified (whether one or more, the “Indemnified Party”) will give the party from whom indemnification is sought (the “Indemnifying Party”) written notice of any such Claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it. In all matters concerning the Shareholders by virtue of joint and several liability, the representatives chosen by a majority of the Shareholders shall act as Shareholders’ representative hereunder. Failure to give such notice shall not affect the Indemnifying Party’s duty or obligations under this Article 6, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

6.3.(b) Failure to Defend. If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to defend such Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party’s defense, compromise, settlement or consent to judgment therein; provided, however, that the Shareholders by majority consent, may notify the Company in writing that they elect not to defend any such Claim, but will abide by the result of the defense of any such claim by Equilon Enterprises, LLC. In any such event, the Indemnified Party shall not assume the defense of any such Claim and the Shareholders shall pay 12.5% of the judgment, settlement or amount of compromise with respect to such Claim.

6.3.(c) Indemnified Party’s Rights. Anything in this Section 6.3 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of such Claim.

         6.4   Payment.

        The Indemnifying Party shall promptly pay to the Buyer as Indemnified Party any amount due under this Article 6, which payment may be accomplished in whole or in part, at the option of the Buyer as Indemnified Party, by the Indemnified Party setting off any amount owed to the Indemnifying Party by the Indemnified Party. To the extent set-off is made by an Indemnified Party in satisfaction or partial satisfaction of an indemnity obligation under this Article 6 that is disputed by the Indemnifying Party, upon a subsequent determination by final judgment not subject to appeal that all or a portion of such indemnity obligation was not owed to the Indemnified Party, the Indemnified Party shall pay the Indemnifying Party the amount which was set off and not owed together with interest from the date of set-off until the date of such payment at an annual rate equal to the average annual rate in effect as of the date of the set-off, on those three maturities of United States Treasury obligations having a remaining life, as of such date, closest to the period from the date of the set-off to the date of such judgment. Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such third party Claim.

         6.5   Limitations on Indemnification.

        Except for actual fraud by any party hereto, as to which claims may be brought without limitation as to time or amount:

6.5.(a) Time Limitation. No claim or action shall be brought under this Article 6 for breach of a representation or warranty after the lapse of eighteen (18) months following the Closing. Regardless of the foregoing, however, or any other provision of this Agreement:

(i) There shall be no time limitation on claims on actions brought for breach of any representation or warranty made by Shareholders in or pursuant to Sections 3.2 and 3.12.(a) and Shareholders hereby waive all applicable statutory limitation periods with respect thereto.

(ii) Any claim or action brought for breach of any representation or warranty made by Shareholders in or pursuant to Section 3.5 may be brought at any time until the underlying tax obligation is barred by the applicable period of limitation under federal and state laws relating thereto (as such period may be extended by waiver).

(iii) Any claim or action brought for breach of any representation or warranty made by Shareholders in or pursuant to Section 3.11.(c) may be brought at any time until the lapse of six (6) years following the Closing.

(iv) Any claim made by a party hereunder by a demand for arbitration in accordance with Article 8 hereof for breach of a representation or warranty prior to the termination of the survival period for such claim shall be preserved despite the subsequent termination of such survival period.

(v) If any act, omission, disclosure or failure to disclosure shall form the basis for a claim for breach of more than one representation or warranty, and such claims have different periods of survival hereunder, the termination of the survival period of one claim shall not affect a party’s right to make a claim based on the breach of representation or warranty still surviving.

6.5(b) Amount Limitation. Except with respect to claims for breaches of representations or warranties contained in Sections 3.2, 3.5, 3.11.(c) and 3.12.(a), an Indemnified Party shall not be entitled to indemnification under this Article 6 for breach of a representation or warranty unless the aggregate of the Indemnifying Party’s indemnification obligations to the Indemnified Party pursuant to this Article 6 (but for this Section 6.6.(b)) exceeds $10,000; and in such event, the Indemnified Party shall be entitled to indemnification in full for all breaches of representations and/or warranties in excess of such amount. Notwithstanding the foregoing, in no event shall any individual Shareholder’s liability for any Claims exceed an amount equal to fifty percent (50%) of the Cash Purchase price received by such Shareholders.

6.5.(c) Knowledge Limitation. Buyer is presumed to have knowledge of any fact or circumstance disclosed in this Agreement or any Schedule attached hereto and referred to herein. No claim shall be made against any Shareholder for a breach of a representation or warranty if the accurate information relating to such representation or warranty is contained elsewhere in this Agreement or in any Schedule.

7.    CLOSING

        The closing of this transaction (“the Closing”) is being effected as of the date hereof pursuant to an exchange of originally executed documents received on this date via overnight mail and/or facsimile copies of originally executed documents. The date hereof is referred to in this Agreement as the “Closing Date.” All acts and transactions occurring under this Agreement at the Closing shall be effective as of the close of business on the Closing Date.

         7.1    Documents to be Delivered by Shareholders.

        At the Closing, Shareholders shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

7.1.(a) Stock Certificate(s). A stock certificate or certificates representing the Shares, duly endorsed for transfer or with duly executed stock powers attached.

7.1.(b) Opinion of Counsel. A written opinion of Stark Doninger & Smith, counsel to Shareholders, dated as of the Closing Date, addressed to Buyer, substantially in the form of Exhibit C hereto.

7.1.(c) Articles; By-Laws. A copy of the Amended and Restated By-Laws of Company as of the Closing Date in the form attached hereto as Exhibit D, certified by the secretary of Company, and a copy of the Articles of Incorporation of Company certified by the Secretary of State of the state of incorporation of Company.

7.1.(d) Cancellation of Amended and Restated Stock Retirement and Purchase Agreement. Evidence of the cancellation of that certain “Amended and Restated Stock Retirement and Purchase Agreement,” as amended, dated April 24, 1996, as amended, by and among the Company, Shell Oil Company and the Shareholders.

7.1.(e) General Releases. The General Releases referred to in Section 5.2, duly executed by Shareholders.

7.1.(f) Resignations. The resignations of Mark A. Clark, Jeffrey L. Clark and James W. Dudley as directors of the Company, effective as of the Closing Date and in form satisfactory to Buyer’s counsel.

7.1.(g) Employment and Noncompetition Agreements. Copies of the Employment and Noncompetition Agreements, in substantially the form attached hereto as Exhibit A, duly executed by the Company and each of the Shareholders.

7.1.(h) Shareholders’ Agreement. Copies of the Shareholders’ Agreement, in substantially the form attached hereto as Exhibit B, duly executed by Buyer, Company and the Shareholders.

7.1.(i) FIRPTA Affidavit. An affidavit or affidavits from each Shareholder in form and substance satisfactory to Buyer complying with the Treasury Regulations issued pursuant to Section 1445 of the Code.

7.1.(j) Cancellation of Shareholder Agreements. Evidence of the cancellation of any and all agreements (other than that set forth in Section 7.1.(d) hereof) among Company, Shareholders and the other Company shareholders relating to the ownership of options to purchase, and redemption or retirement of, capital stock of the Company.

         7.2    Documents to be Delivered by Buyer.

        At the Closing, Buyer shall deliver to Shareholders the following documents, in each case duly executed or otherwise in proper form:

7.2.(a) Cash Purchase Price. Certified or bank cashier’s check (or wire transfer) for the Cash Purchase Price as required by Section 2.2 hereof.

7.2.(b) Opinion of Counsel. A written opinion of Foley & Lardner, counsel to Buyer, dated as of the Closing Date, addressed to Company, in substantially the form of Exhibit E hereto.

7.2.(c) Shareholders’ Agreement. Copies of a duly executed Shareholders’ Agreement among the Company, Buyer and the Shareholders, substantially in the form attached hereto as Exhibit B.

8.    RESOLUTION OF DISPUTES

         8.1   Arbitration.

        Any dispute, controversy or claim arising out of or relating to this Agreement or any contract or agreement entered into pursuant hereto or the performance by the parties of its or their terms shall be settled by binding arbitration held in Chicago, Illinois in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as specifically otherwise provided in this Article 8. Notwithstanding the foregoing, Buyer may, in its discretion, apply to a court of competent jurisdiction for equitable relief from any violation or threatened violation of the covenants of any Shareholder under Section 5.1 of this Agreement or any covenants not to compete contained in any Employment and Noncompetition Agreement delivered pursuant to Section 7.1(g).

         8.2   Arbitrators.

        If the matter in controversy (exclusive of attorney fees and expenses) shall appear, as at the time of the demand for arbitration, to exceed $250,000, then the panel to be appointed shall consist of three neutral arbitrators; otherwise, one neutral arbitrator.

         8.3   Procedures; No Appeal.

        The arbitrator(s) shall allow such discovery as the arbitrator(s) determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within 120 days after the selection of the arbitrator(s). The arbitrator(s) shall give the parties written notice of the decision, with the reasons therefor set out, and shall have 30 days thereafter to reconsider and modify such decision if any party so requests within 10 days after the decision. Thereafter, the decision of the arbitrator(s) shall be final, binding, and nonappealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process.

         8.4    Authority.

        The arbitrator(s) shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys fees and expenses in such manner as is determined to be appropriate by the arbitrator(s).

         8.5   Entry of Judgment.

        Judgment upon the award rendered by the arbitrator(s) may be entered in any court having in personam and subject matter jurisdiction. Buyer and each Shareholder hereby submit to the in personam jurisdiction of the Federal and State courts in the State of Indiana for the purpose of confirming any such award and entering judgment thereon.

         8.6   Confidentiality.

        All proceedings under this Article 8, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties.

         8.7   Continued Performance.

        The fact that the dispute resolution procedures specified in this Article 8 shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement that may be available to any party and to the right of setoff provided in Section 6.4 hereof.

         8.8    Tolling.

        All applicable statutes of limitation shall be tolled while the procedures specified in this Article 8 are pending. The parties will take such action, if any, required to effectuate such tolling.

9.    MISCELLANEOUS

         9.1   Disclosure Schedule.

        The Schedules have been compiled in a bound volume (the “Disclosure Schedule”), executed by Shareholders and dated and delivered to Buyer on the date of this Agreement. Although information set forth in the Disclosure Schedule specifically refers to the article and section of this Agreement to which such information is responsive, such information shall also be deemed to have been disclosed to Buyer with respect to any other article or section of this Agreement. The Disclosure Schedule shall not vary, change or alter the language of the representations and warranties contained in this Agreement and, to the extent the language in the Disclosure Schedule does not conform in every respect to the language of such representations and warranties, such language in the Disclosure Schedule shall be disregarded and be of no force or effect.

         9.2   Further Assurance.

        From time to time, at Buyer’s request and without further consideration, Shareholders will execute and deliver, or cause to be executed and delivered, to Buyer such documents and take or cause to be taken such other action as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby.

         9.3   Disclosures and Announcements.

        Announcements concerning the transactions provided for in this Agreement by Buyer or Shareholders shall be subject to the approval of the other party in all essential respects, except that approval of Shareholders shall not be required as to any statements and other information which Buyer may submit to the Securities and Exchange Commission, the New York Stock Exchange or other national exchanges on which securities of Buyer are listed, or to Buyer’s stockholders, or be required to make pursuant to any rule or regulation of the Securities and Exchange Commission or New York Stock Exchange or other national exchange, or as otherwise required by law.

         9.4    Assignment; Parties in Interest.

9.4.(a) Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Notwithstanding the foregoing, Buyer may, without consent of any other party, cause one or more subsidiaries of Buyer to carry out all or part of the transactions contemplated hereby; provided, however, that Buyer shall, nevertheless, remain liable for all of its obligations, and those of any such subsidiary, to Shareholders hereunder.

9.4.(b) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

         9.5   Law Governing Agreement.

        This Agreement may not be modified or terminated orally, and shall be construed and interpreted according to the internal laws of the State of Delaware, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

         9.6   Amendment and Modification.

        Buyer and Shareholders may amend, modify and supplement this Agreement in such manner as may be agreed upon in writing between Buyer and Shareholders.

         9.7    Notice.

        All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

(a) If to Buyer, to:

Charles W. Vesey
Bandag, Incorporated
Bandag Center
2905 North Hwy. 61
Muscatine, IA 52761-5886
Facsimile: (563) 262-1403
E-mail: cvesey@bandag.com
(with a copy to)
Phillip J. Hanrahan
Foley & Lardner
777 East Wisconsin Avenue
Milwaukee, WI 53202-5306
Facsimile: (414) 297-4900
E-mail: phanrahan@foley.com

or to such other person or address as Buyer shall furnish to Shareholders’ Agent in writing.

(b) If to Shareholders, to:

Mark A. Clark
10100 North Meridian
Perrysville, Indiana 47974
Facsimile: (765) 492-5290
E-mail: MAClark@speedcousa.com
Jeffrey L. Clark
204 South 8th Street
Cayuga, Indiana 47928
Facsimile: (765) 492-5290
E-mail: jeffclark@speedcousa.com
James W. Dudley
121 South River Road
Covington, Indiana 47932
Facsimile: (765) 492-5290
E-mail: jimdudley@speedcousa.com
(with a copy in each instance to)
Lewis E. Willis, Jr
Stark Doninger & Smith
Suite 700
50 South Meridian Street
Indianapolis, IN 46204-3542
Facsimile: (317) 633-6614
E-mail: lwillis@sdsfirm.com

        If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

         9.8    Expenses.

        Regardless of whether or not the transactions contemplated hereby are consummated:

9.8.(a) Brokerage. Except as to William Blair & Company, L.L.C. who shall be compensated by Buyer, Shareholders and Buyer each represent and warrant to each other that there is no broker involved or in any way connected with the transfer provided for herein on their behalf respectively (and Shareholders represent and warrant that there is no broker involved on behalf of Company) and each agrees to hold the other harmless from and against all other claims for brokerage commissions or finder’s fees in connection with the execution of this Agreement or the transactions provided for herein.

9.8.(b) Expenses to be Paid by Shareholders. Shareholders shall pay, and shall indemnify, defend and hold Buyer and Company harmless from and against, each of the following:

(i) Transfer Taxes. Any sales, use, excise, transfer or other similar tax assessed against the Shareholders individually with respect to the transactions provided for in this Agreement.

(ii) Professional Fees. All fees and expenses of their legal, accounting, investment banking and other professional counsel in connection with the transactions contemplated hereby, except that Buyer agrees that Company is responsible for up to $25,000 of legal fees incurred in the due diligence investigations and related matters plus out-of-pocket expenses related thereto.

9.8.(c) Other. Except as otherwise provided herein, each of the parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

9.8.(d) Costs of Litigation or Arbitration. The parties agree that (subject to the discretion, in an arbitration proceeding, of the arbitrator as set forth in Section 8.4) the prevailing party in any action brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including without limitation attorneys’ fees and prejudgment interest.

         9.9   Entire Agreement.

        This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

         9.10   Counterparts.

        This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         9.11   Headings.

        The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

         9.12   Glossary of Terms.

        The following sets forth the location of definitions of capitalized terms defined in the body of this Agreement:

       “Affiliate” — Section 3.8.(k)

       “Ancillary Instruments” — Section 3.2.(a)

       “Buyer’s Affiliates” — Section 6.1

       “Cash Purchase Price” — Section 2.1.(a)

       “CERCLA”— Section 3.11.(c)

       “Claim” — Section 6.1

       “Closing” — Preamble to Article 7

       “Closing Date” — Section 7

       “Code” — Section 3.5.(i)

       “Company Employees” — Section 3.16.(a)

       “Disclosure Schedule” — Article 9

       “Employee Plans/Agreement(s)” — Section 3.16.(a)

       “Environmental Laws” — Section 3.11.(c)

       “ERISA” — Section 3.16.(a)

       “Government Entities” — Section 3.3

       “Indemnified Party” — Section 6.3.(a)

       “Indemnifying Party” — Section 6.3.(a)

       “Laws” — Section 3.3

       “Lien” — Section 3.12.(a)

       “Litigation” — Section 3.10

       “Orders” — Section 3.3

       “PBGC” — Section 3.16(b)(ii)

       “Products” — Section 3.18

       “Real Property” — Section 3.12.(c)

       “Recent Balance Sheet” — Section 3.4

       “Trade Rights” — Section 3.18

       “Waste” — Section 3.11.(c)

Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

BUYER: BANDAG INCORPORATED
By:	/s/ Charles W. Vesey
Charles W. Vesey Vice President and Corporate Controller

SHAREHOLDERS:
/s/ Mark A. Clark
MARK A. CLARK
/s/ Jeffrey L. Clark
JEFFREY L. CLARK
/s/ James W. Dudley
JAMES W. DUDLEY